Exhibit 10.51
Summary of 2008 Executive Retention Program
Design Principles:
•	To retain executives during the anticipated 2008 restructuring.

•	Provide clear criteria and guidelines to ensure consistent administration
Eligibility Criteria:
•	Executives in the executive compensation program who are not covered by an employment agreement that provides for cash and equity awards.

•	Executives whose continued service in 2008 is categorized as essential, necessary or valued.
Program Components: Executives that meet the criteria above are eligible to receive a guaranteed cash and equity award based on the determined need and expected contribution of their position in 2008.
•	Restricted Stock Awards will be awarded to executives identified as essential or necessary with a three year cliff vest. Amounts are determined on an individual basis.

•	Guaranteed cash awards will be available to participants with a two-part payment opportunity at June 30, 2008 and December 31, 2008. Amounts are determined on an individual basis.
Effects of Termination:
•
If the individual is separated* for reasons other than cause on or before December 31, 2008, he/she will receive both (or any unpaid) portions of the guaranteed cash bonus in the first pay period following separation.

•	If an executive voluntarily resigns in 2008, he/she forfeits any unpaid portion of the guaranteed cash bonus.

•	If an executive is terminated for cause, he/she forfeits any unpaid portion of the guaranteed cash bonus.

•	Unvested equity will be governed by the terms of the 2006 Long Term Stock Incentive Plan and agreements issued thereunder.
The CEO and VP HR will manage this program within Board approved parameters.

* Termination of executive by the Company in conjunction with an offer of employment by a successor company to the Company in substantially the same position with substantially the same total compensation shall not constitute ‘separation’ for purposes of this program regardless of whether such an offer is accepted.